Exhibit 99.1

Centennial Resource Development Announces the Completion
of the Cashless Exercise and Redemption of its Public Warrants

DENVER, CO, April 6, 2017 (GLOBE NEWSWIRE) — Centennial Resource Development, Inc. together with its affiliates (“Centennial” or the “Company”) (NASDAQ: CDEV), announced today the results of the previously announced redemption of its outstanding warrants originally sold as part of units in its initial public offering (the “Public Warrants”). From March 1, 2017 through the expiration of the redemption period on March 31, 2017 (the “Redemption Date”), approximately 99.4% of the Company’s outstanding Public Warrants were exercised on a cashless basis, and holders of the Public Warrants received in exchange an aggregate of 6,234,966 shares of the Company’s Class A Common Stock, par value $0.0001 per share. Following the Redemption Date, all unexercised and outstanding Public Warrants were redeemed at a price of $0.01 per Public Warrant and, as a result, no Public Warrants currently remain outstanding.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

Contact:

Hays Mabry

Director, Investor Relations

(346) 309-0205

ir@cdevinc.com